Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is hereby entered into as of the 30th day of August, 2019, by and between Armstrong Flooring, Inc. (the “Company”) and Michel S. Vermette, (the “Executive”) (hereinafter collectively referred to as “the parties”).

In consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.

Term. The term of the Executive’s employment under this Agreement shall commence on the date that is mutually agreed by the parties, which date, once determined, shall be set forth in the signature page hereto (the “Effective Date”), and shall be no later than September 16, 2019, and, unless earlier terminated pursuant to Section 8 below, shall continue for a period ending on the date that is three years following the Effective Date; provided, however, that commencing on the third anniversary of the Effective Date and each anniversary thereafter, the term shall automatically be extended for one additional year unless either of the parties notifies the other in writing, no less than 90 days prior to the expiration of the then current term, that the notifying party is electing to terminate this Agreement at the expiration of the then current term (the actual period of the Executive’s employment with the Company, the “Term”).

2.	Employment. During the Term:

(a)

The Executive shall serve as Chief Executive Officer of the Company. In addition, as of the Effective Date, the Executive shall serve as member of the board of directors of the Company (the “Board”). For as long as the Executive is the Chief Executive Officer of the Company, the Company shall nominate the Executive for re-election to the Board. At the time of the Executive’s termination of employment with the Company for any reason, the Executive shall resign from the Board and the board of directors of any of the Company’s affiliates and the Executive agrees to promptly execute any and all documents necessary to effectuate such resignation(s) at such time. The Executive shall not receive any compensation in addition to the compensation described herein for serving as a director of the Company or as a director or officer of any of the Company’s affiliates.

(b)

The Executive shall report directly to the Board. The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity.

(c)

The Executive shall devote his full working time and attention to the conduct of the business and affairs of the Company and its affiliates, and shall perform the Executive’s duties to the Company faithfully, competently, diligently and to the best of the Executive’s ability, and subject to, and in accordance with, all of the Company’s policies, rules, ethical standards and regulations as are in effect from time to time. The Executive may (i) serve on corporate, civil, charitable or non-profit boards or committees, subject in all cases to the prior approval of the Board and other applicable written policies of the Company and its affiliates as in effect from time to time, and (ii) manage personal and family investments, participate in industry organizations and deliver lectures at educational institutions, in each case, so long as no such service or activity unreasonably interferes, individually or in the aggregate, with the performance of his responsibilities hereunder.

(d)	The Executive’s place of employment will be at the Company’s World Headquarters in Lancaster, Pennsylvania.

3.

Base Salary. The Company agrees to pay or cause to be paid to the Executive during the Term a base salary at the rate of $650,000 per annum or such increased amount in accordance with this Section 3 (hereinafter referred to as the “Base Salary”). Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to its executives. Such Base Salary shall be reviewed at least annually by the Board or by the Management Development and Compensation Committee of the Board (the “Committee”), and may be increased, but not decreased, in the sole discretion of the Committee.

4.

Annual Incentive Plan Compensation. During the Term, beginning with the 2020 fiscal year, the Executive shall be eligible to earn a target annual cash bonus equal to 100% of the Base Salary (such target bonus, as may hereafter be increased, the “Target Bonus”) with the opportunity to receive a maximum annual cash bonus in accordance with the terms of the applicable annual cash bonus plan as in effect from time to time, subject to the achievement of performance targets set by the Committee in consultation with the Executive. Such annual cash bonus (“Annual Incentive Compensation”) shall be paid in no event later than the 15th day of the third month following the end of the taxable year in which the performance targets have been achieved.

5.

Sign-On Bonus. In connection with the entry into this Agreement, the Executive shall receive an inducement payment equal to $500,000 (the “Sign-On Bonus”), which shall be paid in cash within the first 10 days after the Effective Date, less such deductions or offsets required by applicable law or otherwise authorized by the Executive. The Sign-On Bonus is subject to repayment to the Company within thirty days after the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason (in either case, the “Repayment Deadline”) in the amount of the full pre-tax amount of the Sign-On Bonus if such termination occurs on or before the first anniversary of the Effective Date. In the event the Executive does not repay the Company in full by the Repayment Deadline, if applicable, then the Company may, in its sole discretion, either (i) offset any other amounts payable to the Executive by the Company or any of its affiliates in satisfaction of the full Sign-On Bonus or (ii) cause the Executive to forfeit (or otherwise recoup) any equity interests that the Executive holds in respect of the Company or any of its affiliates in an amount equal to the full Sign-On Bonus, in each case subject to applicable law.

6.	Long-Term Incentive Compensation.

(a)	Initial Long-Term Incentive Compensation.

(i)

On the Effective Date, the Executive will be granted 143,062 shares of restricted Company common stock, par value $0.01 per share (“Company Stock”) (the “Initial Restricted Stock Award”). The vesting restrictions on the Initial Restricted Stock Award shall lapse as to 20% of the shares of Company Stock on each of the first five anniversaries of the Effective Date, subject to continued service through each applicable vesting date, except as expressly provided herein, and the Initial Restricted Stock Award shall otherwise be evidenced by and subject to the terms and conditions set forth in the Armstrong Flooring, Inc. 2016 Long-Term Incentive Plan (the “LTIP”) and applicable award agreement, which shall be consistent with the terms and conditions set forth on this Section 6(a)(i) and Section 10 below.

(ii)

Also on the Effective Date, the Executive will be granted 371,430 performance-based restricted stock units (the “Initial PBRSUs”), which shall vest upon the Company stock achieving the per share price targets set forth below. Achievement will be measured on each of the first five anniversaries of the Effective Date (each, a “Measurement Date”) taking into account performance for any period between the Effective Date and the applicable Measurement Date. The earned PBRSUs shall vest on the Measurement Date first following the date on which the target is first achieved, provided that, except as expressly provided herein, the Executive is employed by the Company on such Measurement Date. The Company shall deliver unrestricted shares of Company stock as soon as practicable (but in any event within 45 days following) the date on which the earned PBRSUs vest.

Percent PBRSUs Earned	Average Closing Per Share Price Over 20 Consecutive Trading Days (“Per Share Price”) ($)
20%	10.50
20%	12.25
20%	14.00
20%	15.75
20%	17.50

The Initial PBRSUs shall further be subject to the terms and conditions set forth in the LTIP and applicable award agreement, which shall be consistent with the terms and conditions set forth on this Section 6(a)(ii) and Section 10 below.

(b)

During the Term, the Executive will be eligible to participate in the LTIP and any successor plan beginning with the Company’s 2020 fiscal year. The Executive’s annual target long term incentive award under the LTIP will be equal to 200% of the Executive’s Base Salary. The terms of long-term incentive award issuances to the Executive under the LTIP after the Effective Date, except as expressly set forth herein, shall be consistent with and no less favorable than the award issuances to other senior executives of the Company generally, which shall be in the sole discretion of the Board.

7.	Other Benefits.

(a)

Employee Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company or its affiliates and made available to senior executives generally. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of the Executive’s entitlements hereunder.

(b)

Business Expenses. Upon submission of proper invoices in accordance with the Company’s normal procedures, the Executive shall be entitled to receive reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder. Such reimbursement shall be made in no event later than the end of the calendar year following the calendar year in which the expenses were incurred.

(c)

Vacation and Sick Leave. The Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of the Executive’s duties under this Agreement, pursuant to the following:

(i)	The Executive shall be entitled to annual vacation in accordance with the vacation policies of the Company as in effect from time to time, which shall in no event be less than four weeks per year; and

(ii)	The Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company’s policies as in effect from time to time.

8.

Termination. The Term and the Executive’s employment hereunder may be terminated under the circumstances set forth below; provided, however, that notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement unless the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.

(a)

Disability. The Company may terminate the Executive’s employment, on written notice to the Executive upon the Executive’s Disability. For purposes of this Agreement, “Disability” shall mean such incapacity due to illness or other physical or mental disability of the Executive, resulting in the Executive’s inability to perform the essential functions of the Executive’s employment, with or without reasonable accommodation, for more than 180 calendar days in the aggregate during any 365-day period.

(b)	Death. The Executive’s employment shall be terminated as of the date of the Executive’s death.

(c)

Cause. The Company may terminate the Executive’s employment for “Cause,” effective as of the date of the Notice of Termination (as defined in Section 9 below) and as evidenced by a resolution adopted by two-thirds of the independent members of the Board. Prior to a Change in Control, “Cause” shall mean any of the following conduct by the Executive: (a) conviction of a felony or a crime involving moral turpitude; (b) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the Company; (c) violation of the Company’s Code of Conduct or employment policies, including, but not limited to, its policy prohibiting harassment, as in effect from time to time; (d) breach of this agreement or any written noncompetition, confidentiality or nonsolicitation covenant of the Company; or (e) gross misconduct in the performance of the Executive’s duties with the Company. On or following a Change in Control, “Cause” shall mean (a) the deliberate and continued failure by the Executive to devote substantially all the Executive’s business time and best efforts to the performance of the Executive’s duties (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive) after a demand for substantial performance is delivered to the Executive by the Board which demand specifically identifies the manner in which the Board believes the Executive has not substantially performed such duties; (b) the deliberate engaging by the Executive in gross misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (c) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or any criminal charge involving moral turpitude. For the purposes of this Agreement, on and after a Change in Control, no act, or failure to act, on the part of the Executive shall be considered “deliberate” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interests of the Company.

(d)

Without Cause. The Company may terminate the Executive’s employment without Cause. The Company shall deliver to the Executive a Notice of Termination (as defined in Section 9 below) not less than 30 days prior to the termination of the Executive’s employment without Cause and the Company shall have the option of terminating the Executive’s duties and responsibilities, and prohibiting the Executive from entering the Company’s premises, prior to the expiration of such thirty-day notice period provided the Company pays Base Salary through the end of such notice period.

(e)

Good Reason. The Executive may terminate employment with the Company for Good Reason (as defined below) by delivering to the Company a Notice of Termination (as defined in Section 9 below) not less than 30 days prior to the termination of the Executive’s employment for Good Reason. The Company shall have the option of terminating the Executive’s duties and responsibilities, and prohibiting the Executive from entering the Company’s premises, prior to the expiration of such 30-day notice period. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the prior consent of the Executive: (i) a material diminution in the Executive’s authority, duties, or responsibilities or the assignment to the Executive of duties or responsibilities that are materially inconsistent with those in effect immediately prior to the event constituting Good Reason; including, without limitation, any alteration attributable to the Executive ceasing to be the chief executive officer of a public company reporting directly to the Board of Directors of such public company following the Change in Control; (ii) a reduction of ten percent (10%) or more by the Company in the Executive’s Base Salary except for across-the-board salary reductions similarly affecting all senior executive officers of the Company; (iii) the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles from the Executive’s principal place of employment immediately prior to the date of termination or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business; or (iv) a material breach by the Company of its obligations under the agreement; provided, however, that the Executive has provided written notice (which shall set forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of the agreement on which the Executive relies) to the Company of the existence of any condition described in any one of the subparagraphs (i), (ii), (iii) or (iv) within 30 days of the Executive’s knowledge of the initial existence of such condition, and the Company has not cured the condition within 30 days of the receipt of such notice. Any termination of employment by Executive for Good Reason pursuant to this section must occur no later than the date that is three months following the occurrence of the initial existence of the condition giving rise to the termination right.

(f)

Without Good Reason. The Executive may voluntarily terminate the Executive’s employment without Good Reason by delivering to the Company a Notice of Termination not less than 30 days prior to the termination of the Executive’s employment and the Company shall have the option of terminating the Executive’s duties and responsibilities, and prohibiting the Executive from entering the Company’s premises, prior to the expiration of such 30-day notice period (or 90-day notice period in the case of the Executive providing notice of non-renewal pursuant to Section 1).

9.	Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

10.	Compensation Upon Termination. Upon termination of the Executive’s employment during the Term, Executive shall be entitled to the following benefits:

(a)

Termination by the Company for Cause or by the Executive Without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall pay the Executive all amounts earned or accrued hereunder through the termination date, including:

(i)	any accrued and unpaid Base Salary, payable on the next payroll date;

(ii)

any Annual Incentive Compensation earned but unpaid in respect of any completed fiscal year preceding the termination date, payable at the time annual incentive compensation is paid to other senior executives of the Company;

(iii)

reimbursement for any and all monies advanced or expenses incurred in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the period ending on the termination date, which amount shall be reimbursed within 30 days of the Company’s receipt of proper documentation from the Executive;

(iv)	any accrued and unpaid vacation pay, payable on the next payroll date;

(v)

any vested amount or benefit as provided under any benefit plan or program in accordance with the terms thereof; (the foregoing items in Sections 10(a)(i) through 10(a)(v) being collectively referred to as the “Accrued Compensation”); and

(vi)

any outstanding equity-based awards held by the Executive as of the date of termination shall be treated in accordance with the terms of the LTIP and applicable award agreements thereunder; provided, however, that (i) if the Executive has attained age 62 and completed 10 years of service with the Company (the “Rule of 62 and 10”) at the time that he terminates his employment without Good Reason, any performance-based awards then held by the Executive for at least 10 months following the date of grant of such award shall not be forfeited, but shall remain eligible to vest based on actual performance on the original vesting schedule, and (ii) if the Executive has attained age 55 and completed five years of service with the Company at the time that he terminates his employment without Good Reason, any time-based awards then held by the Executive for at least 10 months following the date of grant of such award shall vest with respect to a pro-rated portion of the award on the date of termination. The pro-rata portion shall be determined by multiplying the number of shares or units subject to the time-based award by a fraction, the numerator of which is the number of calendar months in the period starting with (x) the first calendar month following the month in which the date of grant occurs through (y) the calendar month in which the date of termination date occurs, with such final calendar month counting as a full month, and the denominator of which is the number of months in the vesting period applicable to the time-based award.

A notice of nonrenewal of the Term by the Executive pursuant to Section 1 of this Agreement shall be treated hereunder as a termination by the Executive without Good Reason effective at the end of the Term (subject to Section 8(f)).

(b)	Termination by the Company for Disability. If the Executive’s employment is terminated by the Company for Disability, the Company shall pay the Executive:

(i)	the Accrued Compensation;

(ii)

an amount equal to the Annual Incentive Compensation that the Executive would have been entitled to receive in respect of the fiscal year in which the Executive’s termination date occurs, had the Executive continued in employment until the end of such fiscal year, which amount, determined based on actual performance for such year relative to the applicable performance goals shall be multiplied by a fraction (A) the numerator of which is the number of days in such fiscal year through the termination date and (B) the denominator of which is 365 (the “Pro-Rata Bonus”) and shall be payable in a lump sum at the time annual incentive compensation is paid to other senior executives of the Company; and

(iii)

Any unvested portion of the Initial Restricted Stock Award that is outstanding as of the date of termination shall immediately vest and all restrictions thereon shall lapse, and the Initial PBRSUs shall not be forfeited on the termination date and shall instead vest if the applicable Per Share Price is achieved during the five-year performance period in accordance with Section 6(a)(ii) (disregarding any requirement for continued employment through the vesting date). Any other outstanding equity-based awards (other than the Initial Restricted Stock LTI Award and the Initial PBRSUs) held by the Executive as of the date of termination shall be treated in accordance with the terms of the LTIP and applicable award agreements thereunder; provided, however, that if the Executive has met the Rule of 62 and 10 as of the date of termination, any performance-based awards shall be provided with the treatment described in Section 10(a)(vi), if more favorable to the Executive.

(c)	Termination By Reason of Death. If the Executive’s employment is terminated by reason of the Executive’s death, the Company shall pay the Executive’s beneficiaries:

(i)	the Accrued Compensation;

(ii)	the Pro-Rata Bonus payable in a lump sum at the time annual incentive compensation is paid to other senior executives of the Company; and

(iii)

Any unvested portion of the Initial Restricted Stock Award that is outstanding as of the date of termination shall immediately vest and all restrictions thereon shall lapse, and the Initial PBRSUs shall not be forfeited on the termination date and shall instead vest if the applicable Per

Share Price is achieved during the five-year performance period in accordance with Section 6(a)(ii) (disregarding any requirement for continued employment through the vesting date). Any other outstanding equity-based awards (other than the Initial Restricted Stock LTI Award and the Initial PBRSUs) held by the Executive as of the date of termination shall be treated in accordance with the terms of the LTIP and applicable award agreements thereunder; provided, however, that if the Executive has met the Rule of 62 and 10 as of the date of termination, any performance-based awards shall be provided with the treatment described in Section 10(a)(vi), if more favorable to the Executive.

(d)

Termination by the Company Without Cause or by the Executive for Good Reason Other Than in Connection with a Change in Control. If the Executive’s employment by the Company shall be terminated by the Company without Cause (other than on account of the Executive’s Disability or death) or by the Executive for Good Reason, in either case other than where such termination would entitle the Executive to the benefits provided in Section 10(e) of this Agreement, then, the Executive shall be entitled to the benefits provided in this Section 10(d):

(i)	the Accrued Compensation;

(ii)

in lieu of any further Base Salary or other compensation and benefits for periods subsequent to the termination date, an amount in cash, which amount shall be payable in a lump sum payment within 60 days following such termination (subject to Section 10(c)), equal to two times the sum of (A) Executive’s Base Salary and (B) the Target Bonus for the year of termination;

(iii)	the Pro-Rata Bonus, payable in a lump sum at the time annual incentive compensation is paid to other senior executives of the Company;

(iv)

Any unvested portion of the Initial Restricted Stock Award that is outstanding as of the date of termination shall immediately vest and all restrictions thereon shall lapse, and the Initial PBRSUs shall not be forfeited on the termination date and shall instead vest if the applicable Per Share Price is achieved during the five-year performance period in accordance with Section 6(a)(ii) (disregarding any requirement for continued employment through the vesting date). Any other outstanding equity-based awards (other than the Initial Restricted Stock LTI Award and the Initial PBRSUs) held by the Executive as of the date of termination shall be treated in accordance with the terms of the LTIP and applicable award agreements thereunder; provided, however, that if the Executive has met the Rule of 62 and 10 as of the date of termination, any performance-based awards shall be provided with the treatment described in Section 10(a)(vi), if more favorable to the Executive;

(v)

An additional cash amount equal to 18 times the monthly COBRA premium in effect under the Company’s health, dental and vision plans applicable to the Executive and his dependents, less the monthly premium cost for active employees, to be paid in lump sum within 60 days of termination. The Executive shall be solely responsible for any taxes imposed on the Executive arising from the Company’s payment of COBRA amounts hereunder; and

(vi)

Executive outplacement services, for up to 24 months after the termination date, not to exceed a maximum of $30,000 in cost. The Company will pay the cost of these services directly to the outplacement provider.

A notice of nonrenewal of the Term by the Company pursuant to Section 1 of this Agreement shall be treated hereunder as a termination by the Company without Cause effective at the end of the Term.

(e)

Termination by the Company Without Cause or by the Executive for Good Reason Following a Change in Control. If the Executive’s employment by the Company shall be terminated by the Company without Cause (other than on account of the Executive’s Disability or death) or by the Executive for Good Reason on, or within 24 months following, the date of a Change in Control, then, in lieu of the amounts due under Section 10(d) above of this Agreement, the Executive shall be entitled to the benefits provided in this Section 10(e):

(i)	the Accrued Compensation;

(ii)

in lieu of any further Base Salary or other compensation and benefits for periods subsequent to the termination date, an amount in cash, which amount shall be payable in a lump sum payment within 60 days following such termination (subject to Section 10(c)), equal to two and one-half times the sum of (A) the Executive’s Base Salary and (B) the Target Bonus for the year of termination;

(iii)	the Pro-Rata Bonus, payable in a lump sum at the time annual incentive compensation is paid to other senior executives of the Company;

(iv)

All unvested equity awards held by the Executive on the date of termination shall immediately vest, all restrictions thereon shall lapse, and any performance-based awards (other than the Initial PBRSUs, which shall be treated in accordance with the terms of the award agreement) shall be deemed to have been earned at the target level set forth in the applicable award agreement for any performance period not then completed. All such vested equity awards shall be settled and paid to the Executive within five days following the Executive’s date of termination;

(v)

An additional cash amount equal to 18 times the monthly COBRA premium in effect under the Company’s health, dental and vision plans applicable to the Executive and his dependents, less the monthly premium cost for active employees, to be paid in lump sum within 60 days of termination. The Executive shall be solely responsible for any taxes imposed on the Executive arising from the Company’s payment of COBRA amounts hereunder;

(vi)

If the Executive would have become entitled to benefits under the Company’s post-retirement health care or life insurance plans (as in effect immediately prior to the date of termination) had the Executive’s employment terminated at any time during the period of 24 months after the date of termination, the Company shall provide such post-retirement health care or life insurance benefits to the Executive (subject to any employee contributions required under the terms of such plans in the same amounts as active employees of the Company) commencing on the later of (i) the date that such coverage would have first become available or (ii) the date that benefits described in subsection (v) of this 10(e) terminate; and

(vii)

Executive outplacement services, for up to 24 months after the termination date, not to exceed a maximum of $30,000 in cost. The Company will pay the cost of these services directly to the outplacement provider.

For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the LTIP.

(f)

No Mitigation. The Company agrees that the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 10 hereof. Further, except as specifically provided in Section 5 or Section 11(a) hereof, no payment or benefit provided for in this Agreement shall be offset against any amount claimed to be owed by the Executive to the Company.

11.	Certain Tax Treatment.

(a)

Golden Parachute Tax. In the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the Excise Tax, then the Total Payments shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)

For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm (the “Auditor”) which was, immediately prior to the Change in Control, the Company’s independent auditor, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount (within the meaning set forth in section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. Any such reduction as may apply under Section 11(a) shall be applied in the following order: (i) payments that are payable in cash the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a) shall be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), shall next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, shall next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), shall next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) shall be next reduced pro-rata.

(c)

At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If the Executive objects to the Company’s calculations, the Company shall pay to the Executive such portion of the payments provided pursuant to Section 10(e) (up to 100% thereof) as the Executive determines is necessary to result in the proper application of subsection (a) of this Section 11.

(d)

Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with section 409A of the Code to the extent subject thereto or be exempt therefrom, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required to avoid the application of an accelerated or additional tax under section 409A of the Code, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement until such time as the Executive is considered to have incurred a “separation from service” from the Company within the meaning of section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of section 409A of the Code, and any payments that are due within the “short term deferral period” as defined in section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required to avoid the application of an accelerated or additional tax under section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Executive’s termination of employment (or upon the Executive’s death, if earlier). The Company is entitled to determine whether any amounts under this Agreement are to be suspended or delayed pursuant to the foregoing sentence. Any amounts so suspended shall earn interest thereon, if applicable, calculated based upon the then prevailing monthly short-term applicable federal rate. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during such six-month period on the first business day of the month following the expiration of the six-month period referred to above. To the extent required to avoid an accelerated or additional tax under section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year.

12.	Restrictive Covenants.

(a)	During the Executive’s employment with the Company and for a period of twenty-four (24) months thereafter:

(i)

The Executive shall not, for the Executive or any third party, except on behalf of the Company or its affiliates, with or without compensation, become engaged by or provide services or advice to, any business that is manufacturing, or preparing to manufacture, or providing, or preparing to provide: (i) flooring products, (ii) products used to prepare floors for flooring products, (iii) products used to maintain floors or flooring products, or (iv) any other products or services provided by the Company in the then-immediately preceding twenty-four (24) month period up to and including the date of the termination of the Executive’s employment with the Company for any reason; provided, however, that this provision shall not restrict the Executive from owning or investing in publicly traded securities, so long as the Executive’s aggregate holdings in such company do not exceed 2% of the outstanding equity of such company and such investment is passive;

(ii)

The Executive shall not, for the Executive or any third party, except on behalf of the Company or its affiliates, (i) (A) solicit business from any person who was a customer of the Company or any of its affiliates during the period of the Executive’s employment hereunder or who was a customer within the six-month period prior to such solicitation, or (B) solicit potential customers who are or were identified through leads developed during the course of the Executive’s employment with the Company, in each case, with whom the Executive was involved as part of the Executive’s job responsibilities during the Executive’s employment with the Company, or regarding whom the Executive learned confidential information during the Executive’s employment with the Company, or (ii) otherwise divert or attempt to divert any existing business of the Company or any of its affiliates; and

(iii)

The Executive shall not, for the Executive or any third party, except on behalf of the Company or its affiliates, (i) solicit, induce, recruit or cause another person in the employment of the Company or any of its affiliates to terminate the employment of, or (ii) hire or retain, in each case, any person who is, or within the six-month period prior to such hiring or retention was, an employee of the Company or any of its affiliates.

(b)

The Executive agrees that he shall not, while employed with the Company or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Company, including, without limiting the generality of the foregoing, any customer lists or other customer identifying information, the techniques, methods or systems of the Company’s operation or management, any information regarding its financial matters, or any other material information concerning the business of the Company, its manner of operation, its plans or other material data. The provisions of this Section 12(b) shall not apply to (i) information that is public knowledge other than as a result of disclosure by the Executive in breach of this Section 12(b); (ii) information disseminated by the Company to third parties in the ordinary course of business; (iii) information lawfully received by the Executive from a third party who, based upon inquiry by the Executive, is not bound by a confidential relationship to the Company, or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Executive.

(c)

The Executive agrees that he will not, while employed with the Company or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, disparage or criticize the Company, or otherwise speak of the Company, in any negative or unflattering way to anyone with regard to any matters relating to the Executive’s employment by the Company or the business or employment practices of the Company. The Company agrees that it will direct the executive officers of the Company at the time of the Executive’s termination of employment with the Company to not, in any fashion, form or manner, either directly or indirectly, disparage or criticize the Executive or otherwise speak of the Executive in any negative or unflattering way to anyone with regard to any matters relating to the Executive’s employment with the Company.

(d)

On the Executive’s last day of employment with the Company, the Executive will return all Company property, including, without limitation, all documents (regardless of form) which contain confidential information or trade secrets of the Company, and the Executive shall not retain any copies thereof. Executive shall deliver to the Company a document certifying his compliance with this Section 12(d).

(e)

Pursuant to 18 U.S.C. § 1833(b), the Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that the Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that the Executive has with the Company prohibits (1) internal communications between and among the employees of the Company with a job-related need to know about matters related to the administration of this Agreement, (2) voluntary communications by employees or former employees with the Securities and Exchange Commission or other authorities regarding possible violations of law or from recovering a Commission whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, or (3) the Executive responding to a valid subpoena, court order or similar legal process; provided, however, that prior to making any such disclosure pursuant to this Section 12(e)(3), the Executive shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

(f)

The Executive understands that in the event of a violation of any provision of this Section 12, the Company shall have the right to (i) seek injunctive relief, in addition to any other existing rights provided in this Agreement or by operation of law, without the requirement of posting bond and (ii) stop making any future payments or providing benefits under this Agreement. The remedies provided in this Section 12(f) shall be in addition to any legal or equitable remedies existing at law or provided for in any other agreement between the Executive and the Company or any of its affiliates, and shall not be construed as a limitation upon, or as an alternative or in lieu of, any such remedies. If any provision of this Section 12 is held to be excessively broad as to duration, activity or subject, it is the desire of the Company and the Executive that such provisions be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law and then fully enforced as so modified. In the event that one or more of the provisions shall be held to be invalid, illegal or unenforceable, it is the desire of the Company and the Executive that the validity, legality and unenforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(g)

The Executive acknowledges that the provisions of Section 12 shall extend to any business that becomes an affiliate of or successor to the Company or any of its affiliates on account of a Change in Control or otherwise.

(h)	The provisions of this Section 12 shall survive any termination of the Term.

13.	Requirement of Release.

(a)

Notwithstanding anything in this Agreement to the contrary, except as prohibited by law, the Executive’s entitlement to any payments or compensation payable under Section 10 of this Agreement shall be contingent upon the Executive having executed a release substantially in the form attached as Exhibit A hereto and such release becoming effective within 60 days after the date of termination of the Executive’s employment with the Company. Provided that the Company has provided the release to the Executive within three business days of his last day of employment, if such release does not become effective within the time period prescribed above, the Company’s obligations under Section 10 shall cease immediately.

14.	Settlement of Disputes; Arbitration.

(a)

All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within 60 days after notification by the Board that the Executive’s claim has been denied. Notwithstanding the above, in the event of any dispute, any decision by the Board hereunder shall be subject to a de novo review by the arbitrator.

(b)

Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Lancaster County, Pennsylvania in accordance with the rules of the American Arbitration Association then in effect.

15. Representations and Warranties.

(a)

The Company represents and warrants that (i) it is fully authorized by action of the Board (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document (x) to which it is a party or (y) by which it is bound, and (iii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(b)

The Executive represents and warrants to the Company that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

16.	Miscellaneous.

(a)	Successors and Assigns.

(i)

In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(ii)

This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

(b)	Fees and Expenses.

(i)

The Company shall pay reasonable and documented legal fees and related expenses, up to a maximum amount of $40,000 in the aggregate, incurred by the Executive in connection with the negotiation of this Agreement and related employment arrangements. Such reimbursement shall be made as soon as practicable, but in no event later than the end of the calendar year following the calendar year in which the expenses were incurred. The Executive is responsible for any taxes that may be due based upon the value of the fees and expenses reimbursed by the Company. The Executive acknowledges that the Executive has had the opportunity to consult with legal counsel of the Executive’s choice in connection with the drafting, negotiation and execution of this Agreement and related employment arrangements.

(ii)

The Company also shall pay to the Executive all reasonable and documented legal fees and related expenses incurred by the Executive in disputing in good faith any issue hereunder relating to any tax audit or tax proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided that in no event will payment be made for requests that are submitted later than December 15th of the year following the year in which the expense is incurred.

(c)

Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when mailed by United States registered mail, return receipt requested, postage prepaid, or delivered personally, by electronic mail or by courier service, addressed, if to the Executive, to the most recent address shown in the personnel records of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:	Armstrong Flooring, Inc.
2500 Columbia Avenue
Lancaster, Pennsylvania 17603
Attention: General Counsel
Email: CSParisi@armstrongflooring.com

(d)

Indemnification. The Executive shall be indemnified by the Company to the maximum extent permitted by applicable law as provided in the By-Laws of the Company. In addition, the Company agrees to continue and maintain, at the Company’s sole expense, a directors’ and officers’ liability insurance policy covering the Executive both during and after the Term and while the potential liability exists (but in no event longer than six years, if such limitation applies to all other individuals covered by such policy) after the Term, that is no less favorable than the policy covering Board members and other executive officers of the Company from time to time. The obligations under this Section 16(d) shall survive any termination of the Term.

(e)

Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to the Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

(f)

Modification; Entire Agreement. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 10 hereof) shall survive such expiration.

(g)

Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes-Oxley Act of 2002, Section 409A of the Code, or other federal law applicable to the employment arrangements between the Executive and the Company. Any delay in providing benefits or payments, any failure to provide a benefit or payment, or any repayment of compensation that is required under the preceding sentence shall not in and of itself constitute a breach of this Agreement.

(h)

Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts executed in and to be performed entirely within such Commonwealth, without giving effect to the conflict of law principles thereof.

(i)

Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(j)

Counterparts; Electronic Signature. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Each party agrees that electronic signatures, whether digital or encrypted, of either party to this Agreement, are intended to authenticate this writing and to have the same force and effect as manual signatures.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

ARMSTRONG FLOORING, INC.

By:	/s/ Larry S. McWilliams
Larry S. McWilliams
Chairman of the Board of Directors

EXECUTIVE

By:	/s/ Michel S. Vermette
Michel S. Vermette

Effective Date: September 11, 2019

Executive’s Initials: ____

For the Company: ____

SIGNATURE PAGE

EXHIBIT A

FORM OF RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release”) is made as of this day of , 20__, by and between (“Executive”) and Armstrong Flooring, Inc. (the “Company”).

1.

FOR AND IN CONSIDERATION of the payments and benefits provided in the Employment Agreement dated as of [                ], (the “Employment Agreement”), Executive, for himself or herself, his or her successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”), which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date upon which Executive signs this Release including, but not limited to (A) any such Claims relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees, and (B) any such Claims arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law and/or the applicable state law against discrimination, each as amended; (ii) relating to wrongful employment termination; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive, including, without limitation, the Employment Agreement; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (I) the Executive’s indemnification rights, (II) [any claims for accrued and vested benefits under any of the Company’s employee retirement and welfare benefit plans];[1] or (III) any rights or claims Executive may have that cannot be waived under applicable law; (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that, except with respect to the Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees.

[1]	The actual Release will include a specific list of vested benefits under employee benefit plans which are not waived and are to be excluded from the Release requirement.

2.

Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choosing should Executive so desire. Executive also agrees that Executive has entered into the Release freely, knowingly and voluntarily. Executive further acknowledges and agrees that Executive has had at least forty-five (45) calendar days to consider the Release, although Executive may sign it sooner if Executive wishes; provided, however, that Executive may not sign this Release prior to the last day of Executive’s employment with the Company. Executive agrees that changes to this Release, whether material or immaterial, shall not restart the running of the forty-five (45) calendar day period. In addition, once Executive has signed the Release, Executive shall have seven (7) additional calendar days from the date of execution to revoke Executive’s consent and may do so only by writing to: Armstrong Flooring, Inc., 2500 Columbia Avenue, Lancaster, Pennsylvania 17604, Attention: General Counsel. The Release shall not be effective until the eighth (8th) day after Executive shall have executed the Release and returned it to the Company, assuming that Executive had not revoked Executive’s consent to the Release prior to such date. Executive understands that, aside from the Accrued Compensation, no payments shall be due under Section 10 of the Employment Agreement unless this Release has become effective, and no such amounts shall be paid until the times set forth therein.

3.

It is understood and agreed by Executive that the payment made to Executive is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

4.

The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of Executive’s claims. Executive further acknowledges that Executive has had a full and reasonable opportunity to consider the Release and that Executive has not been pressured or in any way coerced into executing the Release.

5.

Any dispute or controversy arising under or in connection with this Release shall be settled exclusively by arbitration in Lancaster County, Pennsylvania in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in Section 14 of the Employment Agreement shall apply, as applicable. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

6.

The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

7.	The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns.

IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the date and year first written above.

ARMSTRONG FLOORING, INC.

By:
Name:
Title:

EXECUTIVE

By:
Name:

A-4